Exhibits. 99.1.

Press Release dated August 24, 2004

NEWS RELEASE

FOR RELEASE AUGUST 24, 2004 AT 4:00 P.M. ET

Contacts:	W. Brian Kretzmer	James W. Dolan
	MAI Systems Corporation	MAI Systems Corporation
	Chief Executive Officer	Chief Financial Officer
	949-598-6160	949-598-6404
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI Systems Reports Second Quarter 2004 Results

LAKE FOREST, CA (August 24, 2004) MAI Systems Corporation (OTCBB: MAIY.OB) announced today that its second quarter 2004 revenue, net income (loss), net income (loss) per share were $4.9 million, $0.1 million, and $0.01 respectively. This compares to $4.8 million, ($0.1) million, and ($0.01) for the second quarter 2003. Revenue, net income, and income per share for the six month period ended June 30, 2004 were $10.1 million, $0.2 million, and $0.02 respectively. This compares to $9.9 million, $0.2 million, and $0.01 for the comparable period in 2003.

MAI Systems Corporation, headquartered in Lake Forest, California has worldwide offices for Hotel Information Systems, Inc. sales and service. Hotel Information Systems, Inc. provides total enterprise management solutions, improving critical operations and profitability for global lodging organizations. For information on the Company’s innovative hospitality solutions, call toll-free 800-497-0532, or visit the Hotel Information Systems website at www.hotelinfosys.com.  MAI Systems Corporation can be found on the World Wide Web at www.maisystems.com.

Certain statements in this news release may constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, declining economic conditions, including a slowdown or recession; future terrorist activities affecting the hospitality industry; the Company’s ability to retain and increase revenue from existing clients and to execute agreements with new clients; the successful implementation of strategic relationships with other vendors and service providers; the competitive nature of the market for our software products and services; rapid technological change in the software industry and possible delays in development or shipment of new versions of key product lines; the Company’s ability to attract and retain qualified technical and management personnel; inability to control costs; changes in our product pricing; changes in business strategy or development plans; and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other interim reports filed from time to time with the Securities and Exchange Commission. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

MAI SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30, (in thousands, except per share data)		For the Six Months Ended June 30, (in thousands, except per share data)
	2003	2004	2003	2004
Revenue:
Software	$1,127	$814	$2,257	$2,103
Network and computer equipment	86	136	235	211
Services	3,539	3,951	7,446	7,760
Total revenue	4,752	4,901	9,938	10,074

Direct costs:
Software	52	8	258	329
Network and computer equipment	74	109	165	169
Services	1,100	1,113	2,274	2,182
Total direct costs	1,226	1,230	2,697	2,680
Gross profit	3,526	3,671	7,241	7,394

Selling, general and administrative expenses	2,438	2,351	4,969	4,700
Research and development costs	658	908	1,340	1,800
Other operating (income) loss	3	15	(46)	18
Operating income	427	397	978	876

Interest income	—	—	1	—
Interest expense	(292)	(288)	(642)	(579)
Other non-operating expense	(212)	(23)	(212)	(39)
Income (loss) before income taxes	(77)	86	125	258
Income tax benefit (expense)	(5)	(4)	54	(10)

Net income (loss)	$(82)	$82	$179	$248

Income (loss) per share:

Net income per share:

Basic income (loss) per share	$(0.01)	$0.01	$0.01	$0.02
Diluted income (loss) per share	$(0.01)	$0.01	$0.01	$0.02

Weighted average common shares used in determining income (loss) per share:

Basic	14,426	14,676	14,426	14,676
Diluted	14,426	14,676	14,726	14,676

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